Exhibit 99.1

May 19, 2020

Dear Shareholder,

We hope you and your family are safe and well. We are navigating uncertain times as the COVID-19 pandemic continues to exhibit far-reaching impacts. While the CIM Income NAV, Inc. (“INAV”) portfolio will not escape the effects of the economic slowdown caused by COVID-19, we believe INAV is well-positioned to maintain strength through the storm.

INAV acquired four single-tenant assets in 2019, including a Republic Services corporate office in Scottsdale, AZ; a 24-Hour Fitness in Orlando, FL; a Duluth Trading Company in Wichita, KS; and a Steinhafels in Madison, WI. Additionally, INAV sold 28 single-tenant properties for $88.1 million in net proceeds.

On October 10, 2019, INAV announced that its Board of Directors had approved a $50 million commitment to invest in a real estate fund operated by CIM, and the commitment was funded on March 31, 2020. The fund is part of CIM’s stabilized investment strategy, which focuses on acquiring and managing well-positioned and operating core real estate in densely-populated areas.

While we are proud of our work in 2019, our focus is on managing INAV effectively through the COVID-19 pandemic. We will be communicating with shareholders regularly in the coming months regarding these key initiatives.

Recent Actions in Response to COVID-19
Liquidity & Financing
» Our approach to financing is to maintain relatively low levels of leverage, utilizing unsecured financing where possible, and maximizing the tenor of outstanding debt. INAV had a net leverage ratio of approximately 44.8% as of March 31, 2020 and benefitted from cash and available capacity on its revolving credit facility of approximately $90 million as of April 30, 2020.
Tenant Rent Collection & Support
» INAV received approximately 80% of April base rent due from its tenants. In most cases where April rent has not been paid, INAV has offered tenants temporary rent deferrals subject to further negotiation. We are working closely with tenants to address needs for rent relief, evaluating requests on a case-by-case basis.
» We moved rapidly to provide tenants requesting rent relief with information on government assistance programs. CIM is uniquely positioned to support tenants through its affiliate lender, which offers Paycheck Protection Program loans.

Cash Flow Management
» During this period of disruption, we will determine the timing and amount of distributions on a monthly instead of a quarterly basis, considering the monthly cash flow generated by INAV’s operations and other available liquidity.
» We were pleased to declare a distribution for April 2020, albeit at the reduced monthly rate of $0.04[1] per share, which is approximately 50% of the most recent monthly distribution rate.
Valuation Timing
» Until economic conditions stabilize, we have engaged our third party valuation expert to update the value of INAV’s real estate assets that are used to calculate the monthly net asset value per share on a monthly, instead of a rolling annual basis, to help ensure that INAV’s admissions, share redemption program and distribution reinvestment plan are based on more frequently updated real estate values.

While the full effects of the pandemic are unclear, we are committed to leaving no stone unturned managing INAV in a manner that will provide the greatest benefit to you, our valued shareholders. Shareholders can view all of INAV's communications and other disclosures that have been filed with the SEC by visiting www.cimgroup.com and clicking on “Investment Strategies,” then “Managed REIT Corporate Governance”. If you have any questions, please contact your financial advisor or the CIM Shareholder Relations team at 866.907.2653. We wish good health and safety for you and your family.

Sincerely,

Richard Ressler Chairman of the Board of Directors, Chief Executive Officer and President CIM Income NAV, Inc. Co-Founder and Principal, CIM Group

1)
The distribution amount for each class of outstanding common stock is adjusted based on the relative NAV of the various classes so that distributions constitute a uniform percentage of the NAV per share of all classes.

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